UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Vacasa, Inc.

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Vacasa, Inc.
850 NW 13th Avenue
Portland, Oregon 97209

April 12, 2025

Joshua D. Morris
520 Madison Avenue, 30th Floor
New York, New York 10022

Re:	Davidson Kempner Proposal to Acquire Vacasa

Dear Mr. Morris

I am writing on behalf of the Special Committee (the “Committee” or “we”) of the Board of Directors of Vacasa, Inc. (the “Company”) in response to the proposal from Davidson Kempner Capital Management LP and certain of its managed funds and affiliates (collectively, “Davidson Kempner” or “you”) to acquire 100% of the outstanding share capital of the Company at $5.83 per share in cash (the “Proposal”) received on March 30, 2025.  Capitalized terms used but not defined herein have the meaning given to them in the Merger Agreement, by and among the Company, Casago Holdings, LLC (“Casago”) and the other parties thereto dated December 30, 2024, as amended on March 17, 2025 and March 28, 2025 (the “Merger Agreement”).

The Committee has carefully reviewed your Proposal, as well as the prior proposal letter received on March 23, 2025 and the draft transaction documentation provided by your counsel since that time. Like prior iterations of your proposal, the Proposal is adversely subject to a condition requiring the entry into an amendment to the Company’s Tax Receivable Agreement (the “TRA”) to waive payments otherwise due thereunder, which amendment would require the support of a majority in interest of TRA holders as calculated in the amendment provisions of the TRA.  While you have expressed confidence in your ability to satisfy this condition, some TRA holders have communicated to us that our prior response to your proposal on March 16, 2025 was not strong enough – even if you agreed to such terms, which you did not – to provide them with sufficient deal certainty for them to agree to provide consent to a TRA amendment.  While the Committee acknowledges that you have accepted some of our terms, you have also continued to disregard our straightforward requests to provide a competitive deal certainty in light of the Casago transaction being only weeks from closing.

In addition, while you have indicated in these most recent proposals a willingness to provide an undisclosed amount of pro rata compensation to TRA holders in connection with obtaining the waiver, you have not, in your letter or in response to requests for clarification from us, specified an amount you would be willing to pay or provided any other information to help the Committee determine that it is reasonably likely you will be able to obtain the requisite amendment to the TRA and thus consummate a transaction on the terms you’ve proposed.  We have similarly not obtained any indications that any additional TRA holders would be willing to consent to the amendment to the TRA that is a condition to your Proposal or been able to, together with our advisors, develop an actionable alternative strategy to avoid the need for an amendment to the TRA in connection with your proposed transaction.  In an attempt to make your Proposal more actionable, we have explored whether there are alternative transaction structures or actions that could eliminate or reduce the amount of any change of control payment that would be owed under the TRA in the event your proposed transaction were to be consummated without a TRA amendment, but have been unable to determine a path forward without a TRA amendment where the estimated change of control payment would be materially less than approximately $50 million. We and our advisors have spent considerable time and effort over the last few weeks on this process, but at this point, in order for the Committee to determine that the Proposal constitutes a Superior Proposal, we need to reasonably believe that it will be likely to result in a successful transaction, which is a determination that turns on the parameters of your Proposal.  Your Proposal continues to be subject to a condition the Committee has no confidence can be satisfied, thus it is not actionable and cannot reasonably be expected to result in a Superior Proposal.

Nonetheless, the Committee is eager to secure for the Company’s public stockholders an alternative sale transaction that provides both higher merger consideration and equal or better certainty of closing as compared to the Casago merger.  Accordingly, the Committee again requested from Casago a waiver of the non-solicitation provisions of the Merger Agreement and Support Agreements to engage with Davidson Kempner and its Representatives on the Proposal to the same extent permitted under the Merger Agreement and Support Agreements as if the Special Committee had determined that the Proposal is reasonably likely to result in a Superior Proposal and that the failure to take action pursuant to Section 6.2(b) of the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (the “Non-Solicitation Waiver”).  On April 11, 2025, Casago executed and delivered the Non-Solicitation Waiver to the Committee.  The Committee now desires to engage with Davidson Kempner to determine whether Davidson Kempner and the Committee can agree on terms that could result in the Proposal being a Superior Proposal.

We told you clearly in our meeting on March 15, 2025 that we wanted to pursue a sale of the Company in a transaction with high certainty and a significant premium.  The Committee has repeatedly requested that Davidson Kempner agree to enhanced terms to promote deal certainty, to assuage the Committee’s concerns regarding whether or not Davidson Kempner would timely sign and expeditiously close a transaction on the proposed terms, if at any point between now and closing Davidson Kempner were to find itself in a position where it was economically advantageous to you to seek to extract additional value by delaying negotiations, threatening not to close due to manufactured reasons, delaying closing, or ultimately failing to close when required.  Specifically, on March 16, 2025, the Committee provided you with a list of deal terms, which we have re-produced (removing those terms you have already fully accepted) as Exhibit A to this letter, that we hoped you would agree to, to demonstrate your seriousness of intent in actually buying the Company and which might provide sufficient certainty of closing to induce the TRA holders to support a deal with you.  Despite writing in your latest Proposal to us that Davidson Kempner has “materially complied with all requests received from the Special Committee” you have continued to reject many of our most material requests, which include, among others:

•
Agreeing that in any circumstance in which Davidson Kempner were to fail to close when required under the merger agreement or a reverse termination fee is otherwise payable due to Davidson Kempner’s breach of the agreement, you would forfeit your secured convertible notes in the Company;

•	Eliminating all “material adverse effect” related closing conditions beginning as of April 15, 2025;

•
Agreeing that Davidson Kempner entities invested in the debt and equity of the Company would be subject to uncapped monetary damages in the event of a willful and material breach of the merger agreement; and

•
Shifting the risk related to obtaining HSR approval from the Company to Davidson Kempner, by agreeing to a “hell or high water” HSR covenant as well as granting the Company the ability to terminate the merger agreement and collect a $15 million reverse termination fee for failing to obtain HSR approval within 45 days of signing.

The Committee hopes that by agreeing to these terms, you may provide the TRA holders sufficient confidence to agree to the necessary amendment to the TRA, notwithstanding the fact that the Casago transaction now is merely weeks from closing.  The Committee intends to meet on Monday afternoon to determine whether the Proposal could reasonably be expected to result in a Superior Proposal.  Accordingly, please provide a response to the Committee, no later than 12:00 p.m. Eastern Time on Monday, April 14, 2025, indicating whether you will agree to each of the terms set forth above, as well as the other terms set forth on Exhibit A.  A failure to respond by this time will be viewed by the Committee as a rejection of these terms.  The Committee has instructed its legal counsel to prepare revised drafts of the definitive documents reflecting these terms and other appropriate revisions to the documents you provided, which we will send to your counsel promptly upon receipt of your confirmation that you will accept each of these terms.  In addition, we will continue to assist you in obtaining the necessary support from TRA holders to secure the TRA amendment that is a condition to the Proposal.  While we cannot ensure that your agreeing to the above terms will secure the requisite amendment to the TRA, a decision that remains in the hands of the holders of a majority interest in the TRA, unless Davidson Kempner agrees to each of the terms set forth in this letter, we do not believe there is a realistic chance to obtain the TRA amendment that remains a condition to your Proposal, which condition the Committee has previously requested, and you have rejected, to be removed.  We and our advisors are standing by to discuss any of the foregoing.

I would also like to address your allegations that the Committee has breached its fiduciary duties.  The Committee has conducted an independent, unbiased and robust sales process designed to obtain the best price reasonably available for the public stockholders and we have at all times and continue to comply with our obligations to the public stockholders.  Towards that end:

•
The Committee engaged in a broad strategic review process, which involved soliciting bids from 23 individual third party bidders, receiving six preliminary bids and ultimately receiving only one final bid after six months of engagement.

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Only at the conclusion of that process, once the lone actionable third party offer to acquire the Company was identified, the price had been agreed to and the Committee determined pursuing it was in the best interests of the public stockholders, did the Committee and its advisors work to facilitate the receipt of the necessary third party consents that were each conditions to the Casago transaction, including:

o	the consent of equityholders with at least $39 million in equity to rollover into the transaction with Casago;

o	support from the Company’s lenders under its credit agreement to a change of control waiver and related amendment with respect to the transaction with Casago; and

o
the consent from 19 individual TRA holders, 11 of whom were not insiders and had to be “wall crossed” in advance of a public M&A transaction announcement, holding an approximately 67% interest in the TRA as of the time of such amendment to amend the TRA to fully eliminate any change of control payment in connection with the Mergers for the benefit of the public stockholders.

Without the work of the Committee and its advisors to facilitate these third party consents, it is unlikely that any transaction would have been available to the public stockholders.  In addition, for over six months, the Committee has consistently engaged openly, transparently and even-handedly with Davidson Kempner and its representatives.  In particular:

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In October 2024, months before signing of the Merger Agreement, our advisors inquired directly of your Vacasa board appointees, Mr. Alan Liu and Mr. Luis Sosa, as to Davidson Kempner’s interest in participating in any potential sale transaction, either by rolling over an existing investment or injecting new capital.  While you indicated you may have additional capital available to invest, particularly in a structured debt investment, you never informed the Committee that you would be interested in making an offer to buy the Company. If you had, we would have immediately welcomed your participation in the process and engaged with you in good faith on a level playing field with all other bidders (as we did when, several months later, you finally revealed your interest in making an offer to buy the Company).

•
The first time representatives of Davidson Kempner attempted to impugn the integrity of this Committee was by email to the Committee during the Vacasa board meeting at which the Committee was recommending the Casago transaction on December 29, 2024.  Prior to that time, Mr. Liu and Mr. Sosa had never expressed any concerns about the Committee’s process, despite their having been kept apprised of the process since joining the Vacasa board.  In addition, for nearly two months, Messrs. Liu and Sosa knew that the Committee was recommending the Casago transaction and its key terms, and not once during that time did they offer any objection or criticism.  Only, once your negotiations with Casago regarding rolling over your Vacasa convertible notes into their transaction had fallen apart, and you wanted leverage to prevent any transaction that was not on your favored terms as a note holder, did you begin to withhold your support for the transaction as directors and make completely baseless and unsubstantiated allegations of breach of fiduciary duties against the Committee.

•
In March 2025, you tried for weeks, with our help, to obtain the requisite consent for an amendment to the TRA to facilitate your then-current Proposal on the same terms as the TRA Amendment currently in place for the Casago merger, while offering each of Silver Lake, Riverwood and Level Equity the opportunity to rollover into your transaction.  When that effort failed, you alleged that the TRA Amendment currently in place, which is in the exact same form of TRA amendment you had been trying to obtain for weeks to facilitate your proposal, was actually invalid, and that the Company was therefore in breach of the Merger Agreement and had created a potential significant liability for the post-closing company, presumably to discourage Casago from closing or to encourage Silver Lake, Riverwood and Level Equity to grant consent to your proposed waiver.

•
Now, you are alleging that the Committee first breached its fiduciary duties by obtaining a full waiver of all early termination payments under the TRA in connection with the Casago merger, the only actionable proposal after a more than six month process, and is now breaching its fiduciary duties by failing to cause third party TRA holders to consent to a TRA amendment in the new form you are proposing to facilitate your Proposal.  This is absurd.  Our advisors have facilitated your outreach to all TRA holders with meaningful holdings, and I have personally, at your request, solicited support from the TRA holders affiliated with Silver Lake, Riverwood and Level Equity for any transaction with Davidson Kempner ultimately approved by the Committee.  In our communications with numerous TRA holders, we have consistently heard concerns from them regarding their lack of trust in Davidson Kempner, due to your position as a secured debt holder in a distressed company that could benefit from a “busted deal” scenario and due to your track record in not being reliable and forthright in your negotiations.  We cannot force third parties to waive their contractual rights, and we could not convince them to do so voluntarily.  Similarly, I would note that your colleague Mr. Liu articulately stated in our board meeting on December 29, 2024 that he was “wearing two hats” – one in his capacity as a representative of Davidson Kempner and one in his capacity as a Vacasa director – and I suspect your overtures to the TRA holders might be more successful if they felt you were not focused on your interests as a creditor.

As you are well aware, I have done numerous successful business transactions with your firm. I am happy to provide you that list if you haven’t been fully briefed.  Indeed, one could argue that I have far more extensive business relationships with Davidson Kempner than with anyone on the proposed post-merger management team at Casago, another specious allegation you have raised. As an experienced practitioner of buying and selling companies, I can attest that if you really want to buy the Company it is your decision to do so, but you are currently asking for consent from TRA holders to facilitate an M&A transaction that provides adverse timing and certainty compared to the Casago transaction.  The Committee has and will continue to engage with you in good faith to the extent we believe doing so would be in the best interest of the public stockholders and we are permitted to do so by the Merger Agreement and the Non-Solicitation Waiver.  We have and will continue to prioritize the interests of the public stockholders above any others. As noted above, the Committee would be delighted to secure for the public stockholders an alternative sale transaction that provides higher merger consideration and equal or better certainty of closing as the Casago merger.  But the Committee will not derail or delay the Casago transaction, which provides a very high level of certainty of a significant premium to public stockholders in a distressed company in a very uncertain environment, in response to a proposal that is inactionable and thus illusory. Unless you are willing to timely agree to the terms set forth in this letter, and any other terms that we believe are necessary to assuage the concerns of the TRA holders, or to eliminate the TRA amendment condition in your Proposal, any further proposal from you will continue to be inactionable and, therefore, incapable of being a Superior Proposal.

[Signature page follows]

Sincerely,

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Chairman of the Committee

Signature Page to Letter

Exhibit A

•	Company has Option to Draw Up to $20mm of additional notes – $20mm to be funded into escrow at signing.

o	$10mm of the $20mm may be drawn by the Company at any time from and after signing of the merger agreement (until such time as the merger agreement is validly terminated).

o
Remaining $10 million may only be drawn if closing of the merger has not occurred by the end of the 6 week tender timeline, from and after such time until such time as the merger agreement is validly terminated.

o	If there is a dispute as to whether the merger agreement has been validly terminated, Company to have right to draw notes until resolution of such dispute.

•	Reverse Termination Fee for Failure to Close when Required – $15mm in cash and forfeiture of full amount of outstanding notes as of termination, including any notes drawn during pendency of merger.

•	Reverse Termination Fee Escrow – $15mm to be placed into escrow.

•	Delay Penalty – For each week in delay in closing past six week tender timeline, reverse termination fee increases by $500,000.

•
Tolling of Creditor Remedies – Davidson Kempner will agree to toll all remedies as a creditor from the signing of a merger agreement until the earlier of the closing or the valid termination of the merger agreement (and, if there is a dispute as to whether Davidson Kempner has properly terminated the merger agreement, until resolution of the dispute by Delaware courts).

•	Removal of “No MAE” Condition as of April 15, 2025 – Similarly, “bring down” of representations as a closing condition shall be limited to fundamental representations after such time.

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Remedies for Willful Breach - Full, uncapped recourse for monetary damages against Davidson Kempner vehicles with investments in the Company for any willful breach by Davidson Kempner entities. Such Davidson Kempner vehicles will agree not to transfer their assets during pendency of merger and any related litigation.

•
Revisions to Reflect HSR is the only regulatory condition, to be filed and completed on tender timeline – Davidson Kempner to bear costs and risks of regulatory approvals. If HSR approval is not obtained within 45 days, Company may terminate and collect the $15mm termination fee, as it may be increased.